Exhibit 5.1

[Perkins Coie LLP Letterhead]

April 1, 2015

Zillow Group, Inc.

1301 Second Avenue, Floor 31

Seattle, Washington 98101

Re:	Form S-3 Registration Statement (Post-Effective Amendment No. 1 to Form S-4) of Shares of Class A Common Stock, $0.0001 par value per share, of Zillow Group, Inc.

Ladies and Gentlemen:

We have acted as counsel to Zillow Group, Inc. (the “Company”) in connection with the preparation of Post-Effective Amendment No. 1 on Form S-3 (the “Registration Statement”) to the Registration Statement on Form S-4 (Registration No. 333-198695) under the Securities Act of 1933, as amended (the “Act”), which the Company is filing with the Securities and Exchange Commission (the “Commission”) with respect to 124,716 shares of Class A common stock, par value $0.0001 per share (the “Shares”), of the Company that may be issued under the Zillow, Inc. Amended and Restated 2011 Incentive Plan, as amended; the Zillow, Inc. Amended and Restated 2005 Equity Incentive Plan; the Trulia, Inc. 2012 Equity Incentive Plan, as amended and restated; the Trulia, Inc. 2005 Stock Incentive Plan, as amended; and the Market Leader, Inc. Amended and Restated 2004 Equity Incentive Plan (collectively, the “Plans”).

In our capacity as counsel to the Company, we have examined or are otherwise familiar with the Company’s Amended and Restated Articles of Incorporation, Amended and Restated Bylaws, the Registration Statement, the corporate acts taken prior to or as of the date hereof in connection with the issuance of the Shares, and such other documents, records and instruments of the Company as we have deemed necessary for the purpose of this opinion. In giving this opinion, we are assuming the authenticity of all instruments presented to us as originals, the conformity with originals of all instruments presented to us as copies and the genuineness of all signatures.

Based upon and subject to the foregoing, and subject to the further qualifications and limitations expressed below, we are of the opinion that the Shares that may be issued pursuant to the Plans will be validly issued, fully paid and non-assessable when:

(a) the Registration Statement shall have become effective under the Act,

(b) such Shares shall have been issued, sold and delivered pursuant to the terms of the applicable Plan, including the due execution by the Company of any certificates representing such shares and the registration by its registrar of such shares, and

(c) the receipt by the Company of the consideration for such shares in accordance with the terms of the applicable Plan.

Our opinions expressed above are limited to the laws of the State of Washington and the federal laws of the United States.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and any amendments thereto and to the references to our firm contained under the heading “Legal Matters” in said Registration Statement and any amendments thereto and in the prospectus constituting a part thereof. In giving such consent, we do not thereby concede that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Perkins Coie LLP